Affirm Shareholder Letter First Fiscal Quarter 2023 Global Formatting Notes from JG: ● “FQ1’23”, not “Q1’23” ● “FY’23”, not “FY23” ● Total Revenues, not “total revenues” ● Don’t use “RLTC Margin” ever ● Proxima Nova 10 ● 1.5 Spaced ● 8 Spacing After Paragraph ● 1” Margins, top and left ● Text Box 6.5” width

Affirm | Shareholder Letter 2 Fellow Affirm shareholders, A decade ago, we made a bet that by making access to credit easy to understand, near-instant, and gotcha-free, we could create an entirely new kind of payment network and a great consumer brand. It worked. When we speak to consumers about their experience using Affirm, the words we often hear are “flexibility”, “control”, “simplicity”, and sometimes, “love.” The quotes on the next page are sampled from a million-strong list of customer reviews across a variety of platforms and products. The original idea behind Affirm was to unbundle the credit card. In a modern society, access to credit is essential. For many people, the classic advice to avoid borrowing no matter what is simply impractical, even condescending. But for over half of American credit card holders, using a credit card has come to mean revolving – buying now and paying forever. Credit cards offer the tantalizing choice of effectively refinancing last month’s debt, in perpetuity, by making the minimum payment and revolving on the rest. In that, they aren’t especially different from payday loans, just dressed up with fun designs and occasional perks. Credit card business model “innovations” are hidden in their fine print: temporary “special” rates, deferred interest promotions, fees of all kinds. Millions of people choose Affirm instead because we offer loan terms that work for a purchase of almost any size, because we don’t nickel and dime them, and most of all, because of the transparency and simplicity of our product. $4.4B Gross Merchandise Volume (“GMV”) 62% growth 14.7M Active Consumers 69% growth 245K Active Merchants 140% growth 13.3M Total Transactions 97% growth 3.3 Transactions per Active Consumer 39% growth $0 Late Fees, Hidden Charges, or Deferred Interest All-time Note: All comparisons above are against the first quarter of fiscal year 2022, unless otherwise noted. Max Levchin Founder and CEO on 10/22/2022 With Affirm, there is no possibility of revolving, by design. Every Affirm transaction is either entirely interest-free or has a set maximum dollar amount of interest that cannot increase. Should a consumer prepay part or all of their obligation to Affirm, the associated interest (if any) is eliminated. Repayment schedules can be checked in our app at any time, and it's always clear when a particular loan will be fully paid off. Automatic billing is easy to set up (and adjust) and helps keep the borrower on a precise schedule. Affirm is the better, more predictable credit product for consumers’ financial health. Unbundling each transaction into a distinct, easy to understand cash flow decision, we deliver a real sense of control to our borrowers. As you will see in our numbers, we posted another strong quarter: • We took market share by significantly outpacing e-commerce growth with our Gross Merchandise Volume (“GMV”) increasing by 62% year-over-year, approaching 2% of all US e-commerce, • Grew our top line, with Total Revenues up 34% year-over-year, • Delivered strong unit economics – Revenue Less Transaction Costs1 (“RLTC”) as a percentage of GMV of 4.2% – by driving positive credit outcomes with delinquency rates remaining at or below pre-pandemic levels, and • Continued to march towards achieving Adjusted Operating Income1 profitability. 3Affirm | Shareholder Letter Recent Consumer Reviews “This is my third time using Affirm and I have to say they are really the best out of all the other options. You actually have more ways to spread your payments out and it's one of the main reasons I choose them over other companies.” “I love it, it’s quick, it's simple and there’s no penalty for early payoff or just simply making your payments on time and it becomes a great resource to get what you want or need.” “We hadn’t taken a vacation in many years because we just didn’t have the money upfront for what we wanted. Affirm made it easy and stress-free to enjoy our vacation doing what we wanted!” “I absolutely love Affirm. I was able to buy my son a gift that he has wanted for years and pay it back monthly. This app is like layaway only better! You get your merchandise right away and then get to pay it off. I highly recommend Affirm.” “I’ll never use credit cards again. No annual fees. No rolling interest rate. You choose the terms. They don’t change. Approval in seconds. Automatic payments available. Thank you, Affirm.” 1 Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

Capturing greater share

Because we built Affirm to address all basket sizes and shopping needs and partnered very widely with merchants and platforms, we are currently benefiting as consumers shop less for homewares and connected fitness equipment (the pandemic favorites) and more for general merchandise and everyday purchases at big box retailers. We intend to capture even more of the daily spend as we continue to grow our highest-frequency products, the Affirm SuperApp and Debit+.

Affirm's Share of U.S. E-Commerce Spend


$5B
$4B
$3B
$2B
$1B
$0B
2.0%
1.5%
1.0%
0.5%
0.0%
FQ1'20
FQ2'20
FQ3'20
FQ4'20
FQ1'21
FQ2'21
FQ3'21
FQ4'21
FQ1'22
FQ2'22
FQ3'22
FQ4'22
FQ1'23
Affirm US GMV
Est. Share of U.S. E-Commerce

Note: U.S. E-Commerce Data provided by the U.S. Census Bureau.

Managing strong unit economics by driving positive credit outcomes

Even as some of our peers in both bank and non-bank lending sectors are ramping up their loss reserves or posting higher charge-offs, we are managing our credit results to track our pre-pandemic numbers, as you will see in the detailed credit metrics summary below. Affirm's ultra-short term products (our current weighted-average loan life is just **4.6 months**) and structural and technical ability to underwrite every transaction in real time affords us the tools to meet our goals.

We are, and have always been, in control of our credit destiny – and we fully intend to keep it that way. By managing our credit outcomes to a set of targets, we are able to deliver highly predictable yields for our capital partners. This is a key point of differentiation for Affirm that only becomes more valuable in a volatile market.

Delivering value to consumers and merchants

As consumer demand shifts with inflation and economic uncertainty, we continue to add significant value to our merchant partners by enabling sales that simply would not happen without Affirm. We are confident that the value we add to merchants and the flexible, simple products we offer consumers will continue to command their fair price. Paired with our obsessive focus on managing credit and capital markets execution, we intend to maintain strong unit economics long-term.

Affirm | Shareholder Letter 4

We continue to build our loyal consumer base. In FQ1'23, our Active Consumers grew **69%** year-over-year. Total Transactions increased even faster, to 13.3 million this quarter (representing **97%** growth year-over-year), with more than **85%** of transactions coming from repeat Affirm consumers. Transactions per Active Consumer rose **39%** year-over-year.

With each repeat transaction, we want Affirm borrowers to see us as a trusted, reliable partner in many of their personal financial decisions, and we intend to deliver ever more value to them over the years to come.

Quarterly Transactions and Repeat Rates



15M
10M
5M
0M
3.5
3.0
2.5
2.0
1.5
1.0
FQ1'20 FQ2'20 FQ3'20 FQ4'20 FQ1'21 FQ2'21 FQ3'21 FQ4'21 FQ1'22 FQ2'22 FQ3'22 FQ4'22 FQ1'23
Transactions per Active Consumer
First Time Consumer Transactions
Repeat Consumer Transactions

Marching towards profitability

We continue to move deliberately towards our ultimate goal for this fiscal year – **turning Affirm Adjusted Operating Income[1] profitable by FY'23 year end**.

The path to profitability is very clear: Revenue Less Transactions Costs must exceed all other costs of operating Affirm.

With credit quality as our most important guardrail, we plan to continue to grow GMV while maintaining strong unit economics and managing our operating expenses thoughtfully. This quarter we delivered **$182 million** of Revenue Less Transaction Costs against costs of approximately **$200 million**. Getting very close!

With macroeconomic volatility projected to continue, we don't expect this process to be easy. It's likely that the slowing economy and worsening consumer credit will hamper GMV growth in the near-term. The Fed's accelerated rate changes are causing significant dislocations in debt capital markets, and we expect that to put temporary pressure on RLTC as a percentage of GMV.

Though we expect some quarterly fluctuations (as evidenced by our FQ2 outlook), we intend to manage through these volatile periods by staying focused on the long-term goals for Affirm (see our full-year outlook for that) while prudently adjusting our short-term priorities.

[1] Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

Affirm | Shareholder Letter 5

Our FY’23 priorities While we mostly talk about what we have already accomplished in these quarterly reports, I wanted to offer our shareholders a view into the tasks we are prioritizing right now, as we get ready for the second half of our fiscal year and beyond. Over the next few quarters, we are focused on: • Managing credit performance (always job #1 at Affirm) and prioritizing early delivery of projects to maintain our transactional unit economics, even as the Fed continues to move. • Shipping features that further improve consumer retention, repeat usage, and profitability per user. • Controlling operating expenses by keeping growth in costs in line with RLTC growth. This includes significantly reducing our hiring plan for the remainder of FY‘23. • Maintaining disciplined investment into our highest-conviction product opportunities to drive both growth and profitability in FY’23 and the years to come. We have a packed product and development roadmap, and our team is excited to move Affirm closer to being a cash-generating enterprise. In closing In recent months, I finally had the chance to meet many Affirmers in person for the first time. These moments of belated intimacy afforded me a chance to hear many deeply personal stories of friends and relatives who struggled with credit card debt – often their motivation to join Affirm. It is reaffirming that our mission – to build honest financial products that improve lives – really matters. I am truly grateful to the hard-working Affirmers who make everything we do here possible. Finally, we greatly appreciate the opportunity to communicate with you in writing. In conversations with investors we found that communicating the finer points of our business lends itself much better to the written word, the line chart, and the occasional meme. We hope this approach will help you better understand the tactical nuances of Affirm along with our long-term strategies. We intend to continue sharing our results in writing going forward, while as usual, making ourselves available for extensive question and answer sessions. Thank you for your support of our mission to improve lives through honest financial products. Onward, Max 6Affirm | Shareholder Letter

We delivered strong financial results again this quarter despite a challenging macroeconomic environment. Against a backdrop of rising interest rates and declining consumer sentiment, Affirm grew GMV by 62% year over year while maintaining strong unit economics. We also drove meaningful operating leverage. This is a formula that we expect to repeat as we continue to scale the business. As we mentioned in August, we are proactively positioning the business to navigate economic stress and uncertainty. This quarter’s results demonstrate our solid execution by managing the levers within our control: 7Affirm | Shareholder Letter Financial Update from Michael Linford, CFO During more challenging economic conditions, including an inflationary environment, both consumers and merchants need our products more than ever. The power of our transaction-based underwriting technology is that we can find more ways to approve consumers without sacrificing credit quality. These levers can range from increasing down payment rates to varying payment terms. In comparison, many competing products can only offer binary outcomes. Our proprietary underwriting models coupled with our transaction-level decisioning are key reasons why Affirm wins. Our vision is to build a next-generation payment network. We expect the measures outlined in Max’s section on FY’23 priorities will enable us to control our destiny along that journey. Unit economics remain our financial north star as we focus on improving operating leverage as we scale. We continued to optimize our underwriting to sustain strong credit quality while also driving GMV growth with our merchants. Our delinquency rates remain at or below pre-pandemic levels, and early indicators from recent cohorts give us confidence that these positive trends will continue. We delivered 12 percentage points of improvement in Adjusted Operating Margin1 year-over-year, while also building our product and engineering teams to deliver against our merchant and consumer roadmaps. We increased our Funding Capacity by $470 million during the quarter despite a volatile funding market, bringing our total Funding Capacity to $11.1 billion. Due to the relatively short duration of our products, this capacity provides us with the ability to fund more than $24 billion in annual GMV. Credit Funding Operating Expenses 1 Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

FQ1 Financial Highlights GMV grew 62% year-over-year to $4.4 billion, or 73% excluding Peloton, which was our largest merchant on a GMV basis in the prior year period. The general merchandise category remained a strong performer driven by our relationships with several of the largest retail merchants in North America. Conversely, the sporting goods and outdoor category underperformed driven largely by headwinds impacting Peloton and other connected fitness merchants. Growth in the home and lifestyle category slowed to 15%, down from 18% year-over-year growth in FQ4’22. The travel and ticketing category grew 90% year-over-year, but posted a 17% seasonal decline compared to FQ4’22. Revenue grew 34% year-over-year, or 46% excluding Peloton, to $362 million. Revenue as a percentage of GMV contracted to 8.2% due to a mix shift away from monthly 0% APR products where revenue is typically recognized in the same period as the GMV, and toward interest-bearing products, for which we generally recognize revenue over the same time period as the corresponding loan. The rising interest rate environment also resulted in lower gain on sale yields due to changes in pricing with certain forward flow loan buyers. Revenue Less Transaction Costs (“RLTC”)1 grew 63% year-over-year to $182 million, representing 4.2% RLTC as a percentage of GMV. Compared to the prior-year period, funding costs were a slight tailwind to RLTC as a percentage of GMV year-over-year. While funding costs increased within each of our primary funding channels, we were able to partially offset these increases by shifting to lower-cost forward flow and securitization channels. Improvements in funding mix were partially offset by GMV mix shift to products with lower RLTC as a percentage of GMV such as Pay in 4. We expect funding costs to be a significant headwind to RLTC as a percentage of GMV for the remainder of FY’23 due to increasing benchmark interest rates. $4.4B GMV ↑ 62% ↑ 72% Two-Year CAGR2 $362M Total Revenue ↑ 34% ↑ 44% Two-Year CAGR2 $182M Revenue Less Transaction Costs1 (“RLTC”) ↑63% ↑ 82% Two-Year CAGR2 4.2% RLTC as a % of GMV ↑ 10 basis points Affirm | Shareholder Letter 8 1 Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter. 2 Compound Annual Growth Rate (“CAGR”) over the two-year period beginning October 1, 2020 and ending on September 30, 2022. Note: All comparisons above are against the first quarter of fiscal year 2022, unless otherwise noted.

Operating Income (Loss) was $(287) million, compared to $(166) million during FQ1’22, which includes an increase in Sales and Marketing Expense of $100 million driven by $119 million of expense related to warrants granted to Amazon in November 2021, partially offset by a reduction in consumer marketing expenses. Additionally, stock-based compensation expense increased by $27 million to $120 million. Operating Income (Loss) as a % of revenue, or Operating Margin, was (79%) in the period compared to (62%) during FQ1’22. Adjusted Operating Income (Loss)1, which excludes the impact of warrant and share-based expenses, stock-based compensation expenses, and other non-cash and non-recurring items was $(19) million, compared to $(45) million during FQ1’22. Adjusted Operating Income (Loss) as a % of Revenue, or Adjusted Operating Margin1, was (5%) in the period compared to (17%) during FQ1’22. Adjusted Operating Margin improved year-over-year due to leverage on general and administrative expenses and sales and marketing expenses, excluding expenses associated with enterprise warrants and stock-based compensation. Consistent with our FY’23 priorities, we optimized marketing spend. Non-GAAP Sales and Marketing Expense1 declined by 39% year-over-year to just 7% of Total Revenue. We have also moderated the pace of hiring in support functions, while continuing to make investments in product and engineering. Liquidity remained strong during the quarter with Cash and Cash Equivalents at period end of $1.5 billion. Our short term investment portfolio was comprised of $1.2 billion in assets held within Securities Available for Sale on our balance sheet. In total, these two asset lines represented approximately $2.8 billion in total liquidity at period end. Affirm | Shareholder Letter 9 GMV Mix Funding Mix 1 Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter. Note: “Pay in 4” and “Core 0%” are both non-interest bearing products.

Credit Quality We were pleased that our credit quality remained resilient during FQ1’23 with 30+ day delinquencies remaining below pre-pandemic levels (excluding Pay in 42 and Peloton). Despite an increasingly complex macroeconomic environment, this trend also held in October. Similarly, as we describe on the next page, our Pay in 4 loans have shown consistent improvement in recent quarters on the basis of Cumulative Net Charge-off per loan cohort. In evaluating credit quality, we compare delinquencies and Cumulative Net Charge-offs per cohort on a seasonally adjusted basis to pre-pandemic years, and excluding Peloton and Pay in 4. This is for the following reasons: • During the pandemic, we experienced a substantial GMV mix shift towards Peloton, which had customers with excellent credit quality. However, Peloton accounted for less than 2% of our GMV in FQ1’23, versus 23% and 18% of GMV in FY’20 and FY’21, respectively. • Pay in 4 is a markedly different product versus monthly installment loans. The higher-velocity, shorter-duration nature of Pay in 4 loans, which have an expected repayment period of six to eight weeks, renders traditional credit quality metrics less relevant, particularly given our 120 day charge-off policy. Accordingly, we believe that investors should evaluate Pay in 4 credit performance separately. • Consumer savings increased during the pandemic, and we also implemented stricter underwriting standards. This led to favorable delinquency rates in FQ4’20 and FY’21. This tailwind abated over the course of FY’22 as the pandemic subsided. 10Affirm | Shareholder Letter 2 In October 2022, Affirm rebranded its product formerly known as “Split Pay” to “Pay in 4”. We refer to the former Split Pay product as Pay in 4 in throughout this letter. 30+ day delinquencies 60+ day delinquencies 90+ day delinquencies Monthly Installment Loan Delinquency Data (ex-Peloton)

11Affirm | Shareholder Letter Cumulative Net Charge-offs by Origination Cohort Monthly Installment Loans ex-Peloton from FQ1’18 through FQ3’22 Monthly loan performance Recent monthly installment loan cohorts are performing in-line or better than historical cohorts on the basis of cumulative charge-offs as a percentage of GMV. Pay in 4 loan performance Our Pay in 4 product has a shorter history, as we only began to meaningfully scale this offering in June of 2021. Recent Pay in 4 loan cohorts have shown substantial sequential improvements in charge-off rates compared to the FQ4’21 and FQ1’22 cohorts. For example, the loss rate for our recent cohorts of Pay in 4 loans is tracking to less than 2%. As our Pay in 4 portfolio has grown, we have continued to optimize our product-specific underwriting and have benefited from an increasing proportion of transactions from repeat customers. When coupled with the pricing stability we have observed since launch, these underwriting improvements and favorable repeat customer dynamics have helped drive better than expected transaction-level profitability across our Pay in 4 portfolio. Cumulative Net Charge-offs by Origination Cohort Pay in 4 loans Dotted gray lines indicate pandemic-era cohorts (FQ3’20 through FQ4’21), solid gray lines indicate pre-pandemic cohorts

12Affirm | Shareholder Letter Capital and funding update Our Capital team successfully increased our Funding Capacity by $470 million compared to the previous quarter. This included newly committed capital across forward flow, warehouse, and asset-backed securitization (“ABS”). This increase includes the expansion of our existing forward flow relationship with CPPIB Credit Investments Inc. to more than $1 billion in committed capacity. It also includes $250 million in additional notes within our expandable 2022-A ABS offering. Our overall Funding Capacity increased to $11.1 billion, of which only 66% was utilized as of September 30, 2022. This utilization rate is the lowest in over two years, indicating that we have ample Funding Capacity to support future GMV growth through FY’23. Equity Capital Required (“ECR”) as a percentage of Total Platform Portfolio (“ECR Ratio”) declined to 2%, well below our long term model of of less than 5%. While we expect to maintain a sub-5% ECR Ratio over the long term, our first priority is to continue to fund our growth. As we look ahead to the remainder of FY’23, we anticipate scenarios which could result in ECR Ratios of slightly more than 5% as we respond to changes in the funding market. 66% Utilized Capacity ↓ 200 basis points $11.1B Funding Capacity ↑ 52% $470M Sequential Increase in Funding Capacity All comparisons above are against the first quarter of fiscal year 2022, unless otherwise noted.

Financial Outlook

We continue to execute on our product and operational roadmap and **we plan to achieve a sustained profitability run rate, on an Adjusted Operating Income basis, by the end of fiscal year 2023**. We expect to utilize various levers at our disposal to protect our unit economics and path to adjusted operating income profitability.

In light of the current volatile macro-economic environment and the continued and pronounced slowdown with a particular large merchant partner, we are reducing our outlook for FY'23. While we are actively working to mitigate these headwinds and to drive profitable growth, we remain excited about the opportunity ahead.

Our outlook incorporates the following assumptions:

- **Interest rates and macroeconomic environment**: the current forward interest rate curve and negative consumer sentiment will persist throughout the remainder of the fiscal year with no improvement in macroeconomic conditions.
- **Operational efficiencies**: we are meaningfully reducing our hiring plan for the remainder of FY'23. We anticipate this will drive significant savings beginning next fiscal year. We expect to continue hiring across product, technology, and data analytics. We are also focused on filling a large portion of the remaining hires in lower-cost geographies, such as our engineering center in Poland.
- **Seasonality and product mix**: like many consumer-facing businesses, we experience strong holiday seasonality in the fourth quarter of the calendar year, which is our second fiscal quarter. Additionally, our product mix continues to shift towards interest-bearing loans, from which we generally recognize revenue over a longer time period. Due to these factors, we expect to see a seasonal increase in GMV and a seasonal decline in Revenue and RLTC as a % of GMV in FQ2'23. Despite the seasonal decline, **our long-term model of 3-4% RLTC as a percentage of GMV is unchanged,** and we expect to be at the high end of this range in the second half of FY'23.
- **Product**: we have not included any material impact to GMV or Revenue from the Debit+ card, while we continue to actively develop the product.

Second fiscal quarter and fiscal year 2023 outlook

	FQ2'23	FY'23
GMV	\$5.73 - \$5.83 billion	\$20.5 - \$21.5 billion
Revenue	\$400 - \$420 million	\$1.600 - \$1.675 billion
RLTC	\$156 - \$166 million	\$715 - \$765 million
Adjusted Operating Margin[3]	(20)% - (16)%	(7.0)% - (5.5)%
Weighted Average Shares Outstanding	294 million	298 million

[3] A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future.

Affirm | Shareholder Letter 13

Impact of external factors on updated outlook

Our updated full year outlook takes into account the following external factors:

- **Peloton:** we reduced our internal forecast for GMV associated with Peloton. Peloton accounted for less than 2% of our GMV in FQ1'23 vs. 6% in FY'22. Excluding this merchant, our outlook assumes GMV growth of 40% in FQ2'23 and 46% in FY'23, using the high end of our outlook, compared with total GMV growth of 31% in FQ2'23 and 39% in FY'23.
- **Interest rates:** as benchmark interest rates rise, this puts pressure on our Funding Costs and Gain on Sales of Loans, each of which are components of RLTC. The terminal rate of the current forward interest rate curve[4], a common measure of market expectations relating to future interest rates, has increased by approximately 150 basis points since our earnings call in August. As a result, and as illustrated in the table below, our outlook now assumes that our Funding Costs will be higher and our yields on sales of loans will be lower than we had assumed in August.
    - **Our sensitivity to additional interest rate increases has decreased** since our initial sensitivity analysis we shared in February. Based upon the current forward interest rate curve, we estimate that an incremental 100 basis point increase in the rate curve would have an additional 10-20 basis point impact on RLTC in FY'23 and an additional 25-40 basis point impact on RLTC in FY'24. We previously estimated these impacts would be 20 basis points for FY'23 and 40 basis points for FY'24. The table below takes into account this decrease in our observed sensitivity.

The above factors had the following impact on our outlook compared to our previous expectations:

	Assumed Terminal Rate[4]	RLTC	RLTC as a % of GMV
Prior FY'23 Outlook (August 2022)	3.57%	$760 - $810 million	3.7%
Updated FY'23 Outlook	5.09%	$715 - $765 million	3.5% - 3.6%
Change	**+152 basis points**	**$(45) million**	**(10) - (20) basis points**

Conclusion

We are building deep connections with both consumers and merchants. As both sides of our network navigate economic uncertainties and volatilities, we are focused on solidifying our position as a trusted and reliable partner. This focus will allow us to deliver ever more value to consumers, merchants, capital partners, and our valued shareholders.

[4] Assumed Terminal Rate is the maximum expected interest rate, based on the three-month Secured Overnight Financing Rate ("SOFR") forward interest rate curve, assumed in the calculation of our outlook.

Affirm | Shareholder Letter 14

15 About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network — one based on trust, transparency and putting people first — we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike credit cards and other pay-over-time options, we show consumers exactly what they will pay up front, never increase that amount, and never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Conference Call Affirm will host a conference call and webcast to discuss fiscal first quarter 2023 financial results on Tuesday, November 8, 2022, at 5:00 pm ET. Hosting the call will be Max Levchin, Founder and Chief Executive Officer, and Michael Linford, Chief Financial Officer. The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call.

Three Months Ended September 30, 2022 2021 (in millions, except GMV and percent data) (unaudited) GMV (in billions) $ 4.4 $ 2.7 Total Transactions (count) 13.3 6.7 Total Revenue, net $ 361.6 $ 269.4 Total Revenue as a % of GMV 8.2% 9.9 % Transaction Costs (Non-GAAP) $ 179.3 $ 157.3 Transaction Costs as a % of GMV 4.1% 5.8 % Revenue Less Transaction Costs (Non-GAAP) $ 182.3 $ 112.1 Revenue Less Transaction Costs as a % of GMV (Non-GAAP) 4.2% 4.1 % Operating Loss $ (287.5) $ (166.1) Operating Margin (79.5) % (61.6) % Adjusted Operating Income (Loss) (Non-GAAP) $ (18.6) $ (45.1) Adjusted Operating Margin (Non-GAAP) (5.1) % (16.7) % Net Loss $ (251.3) $ (306.6) Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators September 30, 2022 June 30, 2022 September 30, 2021 (unaudited) Active Consumers (in millions) 14.7 14.0 8.7 Transactions per Active Consumer 3.3 3.0 2.3 Active Merchants (in thousands) 244.9 234.8 102.2 Total Platform Portfolio (Non-GAAP) (in billions) $ 7.3 $ 7.1 $ 5.0 Equity Capital Required (Non-GAAP) (in millions) $ 175.3 $ 206.1 $ 140.2 Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP) 2.4% 2.9% 2.8 % Allowance for Credit Losses as a % of Loans Held for Investment 5.7% 6.2% 6.8% 16Affirm | Shareholder Letter

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who engages in at least one transaction on its platform during the 12 months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the 12 months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. 17Affirm | Shareholder Letter

Adjusted Operating Income (Loss) - The Company defines adjusted operating income (loss) as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income (loss) is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”)- The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. 18Affirm | Shareholder Letter

Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which engages in at least one transaction on its platform during the 12 months prior to the measurement date. The Company believes that active merchants is a useful performance indicator to both the Company and investors because it measures the reach of the Company's network. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time, from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. 19Affirm | Shareholder Letter

Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non-GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: ● Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; ● Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and ● Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. 20Affirm | Shareholder Letter

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company's strategy and future operations, including the Company's partnerships with certain key merchants and commerce platforms; the development, innovation, introduction and performance of, and demand for, the Company's products, including the Debit+ Card; acquisition and retention of merchants and consumers; the Company's future growth, investments, network expansion, product mix, brand awareness, financial position, gross market value, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company's industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company's need to attract additional merchants, partners and consumers and retain and grow its relationships with existing merchants, partners and consumers; the highly competitive nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; the terms of its agreement with one of its originating bank partners; its existing funding arrangements that may not be renewed or replaced or its existing funding sources that may be unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; changes in market interest rates; its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, the financial performance of its merchants, and fluctuations in the U.S. consumer credit market; its ability to grow effectively through acquisitions or other strategic investments or alliances; seasonal fluctuations in our revenue as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company's views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. 21Affirm | Shareholder Letter

September 30, 2022 June 30, 2022 Assets Cash and cash equivalents $ 1,530,132 $ 1,255,171 Restricted cash 383,406 295,636 Securities available for sale at fair value 1,237,291 1,595,373 Loans held for sale 7,112 2,670 Loans held for investment 2,681,637 2,503,561 Allowance for credit losses (153,025) (155,392) Loans held for investment, net 2,528,612 2,348,169 Accounts receivable, net 147,757 142,052 Property, equipment and software, net 208,460 171,482 Goodwill 525,000 539,534 Intangible assets 71,037 78,942 Commercial agreement assets 241,639 263,196 Other assets 284,614 281,567 Total Assets $ 7,165,060 $ 6,973,792 Liabilities and Stockholders’ Equity Liabilities: Accounts payable $ 34,534 $ 33,072 Payable to third-party loan owners 90,811 71,383 Accrued interest payable 5,292 6,659 Accrued expenses and other liabilities 249,812 237,598 Convertible senior notes, net 1,707,724 1,706,668 Notes issued by securitization trusts 1,720,812 1,627,580 Funding debt 792,637 672,577 Total liabilities 4,601,622 4,355,537 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 229,388,460 shares issued and outstanding as of September 30, 2022; 3,030,000,000 shares authorized, 227,255,529 shares issued and outstanding as of June 30, 2022 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 60,103,756 shares issued and outstanding as of September 30, 2022; 140,000,000 shares authorized, 60,109,844 shares issued and outstanding as of June 30, 2022 1 1 Additional paid in capital 4,454,829 4,231,303 Accumulated deficit (1,857,171) (1,605,902) Accumulated other comprehensive loss (34,223) (7,149) Total stockholders’ equity 2,563,438 2,618,255 Total Liabilities and Stockholders’ Equity $ 7,165,060 $ 6,973,792 AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) 22Affirm | Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited) (in thousands, except share and per share amounts) Three Months Ended September 30, 2022 2021 Revenue Merchant network revenue $ 113,149 $ 92,244 Virtual card network revenue 26,708 19,395 Total network revenue 139,857 111,639 Interest income 136,802 117,302 Gain on sales of loans 63,595 30,979 Servicing income 21,370 9,465 Total Revenue, net $ 361,624 $ 269,385 Operating Expenses Loss on loan purchase commitment $ 35,610 $ 51,678 Provision for credit losses 64,250 63,647 Funding costs 25,066 16,753 Processing and servicing 54,359 25,201 Technology and data analytics 144,961 78,013 Sales and marketing 163,873 63,960 General and administrative 160,972 136,204 Total Operating Expenses 649,091 435,456 Operating Loss $ (287,467) $ (166,071) Other (expense) income, net 36,018 (140,373) Loss Before Income Taxes $ (251,449) $ (306,444) Income tax expense (benefit) (180) 171 Net Loss $ (251,269) $ (306,615) Other Comprehensive Loss Foreign currency translation adjustments $ (21,546) $ (3,802) Unrealized loss on securities available for sale, net (5,528) (279) Net Other Comprehensive Loss (27,074) (4,081) Comprehensive Loss $ (278,343) $ (310,696) Per Share Data: Net loss per share attributable to common stockholders for Class A and Class B Basic $ (0.86) $ (1.13) Diluted $ (0.86) $ (1.13) Weighted average common shares outstanding Basic 290,929,270 271,677,516 Diluted 290,929,270 271,677,516 Three Months Ended September 30, 2022 2021 General and administrative 67,340 67,742 Technology and data analytics 43,428 20,067 Sales and marketing 8,128 5,024 Processing and servicing 912 356 Total stock-based compensation in operating expenses 119,808 93,189 The following table presents the components and classification of stock-based compensation (in thousands): 23Affirm | Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands) Three Months Ended September 30, 2022 2021 Cash Flows from Operating Activities Net Loss $ (251,269) $ (306,615) Adjustments to reconcile net loss to net cash used in operating activities: Provision for credit losses 64,250 63,647 Amortization of premiums and discounts on loans, net (34,595) (35,708) Gain on sales of loans (63,595) (30,979) Changes in fair value of assets and liabilities 3,906 139,884 Amortization of commercial agreement assets 21,557 18,971 Amortization of debt issuance costs 1,076 5,231 Amortization of discount on securities available for sale (7,620) — Commercial agreement warrant expense 108,743 — Stock-based compensation 119,808 93,189 Depreciation and amortization 20,882 10,541 Other 2,053 4,002 Change in operating assets and liabilities: Purchases of loans held for sale (1,655,213) (896,786) Proceeds from the sale of loans held for sale 1,707,838 888,580 Accounts receivable, net (6,649) (12,076) Other assets (3,000) 78,086 Accounts payable 1,462 368,096 Payable to third-party loan owners 19,428 (11,618) Accrued interest payable (1,078) 553 Accrued expenses and other liabilities 3,231 (11,848) Net Cash Provided by (Used in) Operating Activities 51,215 365,150 Cash Flows from Investing Activities Purchases and origination of loans held for investment (2,744,825) (1,847,458) Proceeds from the sale of loans held for investment 326,713 195,039 Principal repayments and other loan servicing activity 2,206,725 1,486,099 Acquisition, net of cash and restricted cash acquired — (5,999) Additions to property, equipment and software (31,151) (16,347) Purchases of securities available for sale (104,629) (443,560) Proceeds from maturities and repayments of securities available for sale 464,492 889 Other investing cash inflows (outflows) (52) 1,827 Net Cash Provided by (Used in) Investing Activities 117,273 (629,510) Cash Flows from Financing Activities Proceeds from funding debt 1,193,761 682,106 Payment of debt issuance costs (7,423) (6,609) Principal repayments of funding debt (1,059,607) (873,778) Proceeds from issuance of notes and residual trust certificates by securitization trusts 249,931 499,789 Principal repayments of notes issued by securitization trusts (150,713) (55,204) Proceeds from exercise of common stock options and warrants and contributions to ESPP 1,013 37,470 Repurchases of common stock (109) (4) Payments of tax withholding for stock-based compensation (27,311) (39,817) Net Cash Provided by Financing Activities 199,542 243,953 Effect of exchange rate changes on cash, cash equivalents and restricted cash (5,299) 3,588 Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash 362,731 (16,819) Cash, Cash equivalents and Restricted cash, Beginning of period 1,550,807 1,692,632 Cash, Cash Equivalents and Restricted Cash, End of Period $ 1,913,538 $ 1,675,813 24Affirm | Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) Three Months Ended September 30, 2022 2021 Supplemental Disclosures of Cash Flow Information Cash payments for interest expense $ 22,819 $ 10,195 Cash paid for operating leases 4,167 4,475 Cash paid for income taxes 138 72 Supplemental Disclosures of Non-Cash Investing and Financing Activities Stock-based compensation included in capitalized internal-use software $ 21,204 $ 11,690 Issuance of common stock in connection with acquisition — 10,000 Additions to property and equipment included in accrued expenses — 56 25Affirm | Shareholder Letter

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating loss, adjusted operating margin, non-GAAP sales and marketing expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated. Three Months Ended September 30, 2022 2021 (in thousands, except percent data) Operating Expenses Loss on loan purchase commitment $ 35,610 $ 51,678 Provision for credit losses 64,250 63,647 Funding costs 25,066 16,753 Processing and servicing 54,359 25,201 Transaction Costs (Non-GAAP) $ 179,285 $ 157,279 Technology and data analytics 144,961 78,013 Sales and marketing 163,873 63,960 General and administrative 160,972 136,204 Total Operating Expenses $ 649,091 $ 435,456 Total Revenue $ 361,624 $ 269,385 Less: Transaction Costs (Non-GAAP) (179,285) (157,279) Revenue Less Transaction Costs (Non-GAAP) $ 182,339 $ 112,106 Operating Loss $ (287,467) $ (166,071) Add: Depreciation and amortization 20,882 10,541 Add: Stock-based compensation included in operating expenses 119,808 93,189 Add: Enterprise warrant and share-based expense 128,205 17,039 Add: Other costs 5 209 Adjusted Operating Loss (Non-GAAP) $ (18,567) $ (45,093) Divided by: Total Revenue, net $ 361,624 $ 269,385 Adjusted Operating Margin (Non-GAAP) (5.1) % (16.7) % Sales and Marketing Expense $ 163,873 $ 63,960 Less: Depreciation and amortization included in sales and marketing expense (2,199) (482) Less: Stock-based compensation included in sales and marketing expense (8,128) (5,024) Less: Enterprise warrant and share-based expense (128,205) (17,039) Non-GAAP Sales and Marketing Expense $ 25,341 $ 41,415 September 30, 2022 June 30, 2022 September 30, 2021 (in thousands) Loans held for investment $ 2,681,637 $ 2,503,561 $ 2,244,826 Add: Loans held for sale 7,112 2,670 1,808 Less: Funding debt (792,637) (672,577) (484,821) Less: Notes issued by securitization trusts (1,720,812) (1,627,580) (1,621,638) Equity Capital Required (Non-GAAP) $ 175,300 $ 206,074 $ 140,175 26Affirm | Shareholder Letter

SUPPLEMENTAL DELINQUENCY INFORMATION

Delinquency Rates (ex-Pay in 4)

	Three Months Ending			
	September 30	December 31	March 31	June 30
30+ Day Delinquencies				
FY 2018	3.9%	3.8%	2.9%	2.6%
FY 2019	2.9%	2.5%	2.0%	1.9%
FY 2020	2.5%	2.1%	1.9%	1.1%
FY 2021	0.8%	0.8%	0.7%	0.9%
FY 2022	1.5%	1.6%	2.1%	2.1%
FY 2023	2.7%			
60+ Day Delinquencies				
FY 2018	2.3%	2.2%	1.7%	1.4%
FY 2019	1.6%	1.4%	1.2%	1.1%
FY 2020	1.4%	1.2%	1.1%	0.8%
FY 2021	0.5%	0.4%	0.4%	0.5%
FY 2022	0.9%	0.9%	1.2%	1.2%
FY 2023	1.6%			
90+ Day Delinquencies				
FY 2018	1.0%	1.0%	0.8%	0.6%
FY 2019	0.8%	0.7%	0.5%	0.5%
FY 2020	0.6%	0.6%	0.5%	0.4%
FY 2021	0.2%	0.2%	0.2%	0.2%
FY 2022	0.4%	0.4%	0.5%	0.5%
FY 2023	0.7%			

Delinquency Rates (ex-Pay in 4, ex-Peloton)

	Three Months Ending			
	September 30	December 31	March 31	June 30
30+ Day Delinquencies				
FY 2018	4.0%	3.8%	3.2%	2.9%
FY 2019	3.3%	3.2%	2.7%	2.6%
FY 2020	3.2%	2.9%	2.8%	1.8%
FY 2021	1.4%	1.3%	1.2%	1.3%
FY 2022	2.1%	2.1%	2.7%	2.5%
FY 2023	3.2%			
60+ Day Delinquencies				
FY 2018	2.3%	2.2%	1.8%	1.6%
FY 2019	1.9%	1.8%	1.6%	1.5%
FY 2020	1.8%	1.7%	1.6%	1.3%
FY 2021	0.8%	0.7%	0.7%	0.7%
FY 2022	1.2%	1.2%	1.6%	1.4%
FY 2023	1.9%			
90+ Day Delinquencies				
FY 2018	1.1%	1.0%	0.9%	0.7%
FY 2019	0.9%	0.9%	0.7%	0.6%
FY 2020	0.8%	0.8%	0.7%	0.6%
FY 2021	0.4%	0.3%	0.3%	0.3%
FY 2022	0.6%	0.6%	0.6%	0.6%
FY 2023	0.9%			

Affirm | Shareholder Letter 27